Exhibit 3.1

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Certificate of Correction (Pursuant To NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

Pursuant To NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

1.    The name of the entity for which correction is being made:

Visualant, Incorporated (the “Company”)

2.    Description of the original document for which correction is being made:

Amendment to certificate of designation after issuance of class or series

3.    Filing date of the original document for which correction is being made:

July 21, 2015

4.    Description of the inaccuracy or defect:

The Amended and Restated Certificate incorrectly designated 11,667 shares of the Company’s Preferred Stock as Series A Preferred Stock. The correct number is 23,334 shares of Series A Preferred Stock.

5.    Correction of the inaccuracy or defect:

The first sentence of the second paragraph of the Amended and Restated Certificate is hereby corrected to read as follows: “RESOLVED, that, pursuant to authority vested in the Board of Directors of the Corporation by Article 4.3 of the Corporation’s Certificate of Incorporation, out of the total authorized number of 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), there shall be designated a series of 23,334 shares which shall be issues in and constitute a single series to be known as “Series A Convertible Preferred Stock” (hereinafter called the “Series A Preferred Stock”).”

6.

X /s/ Ronald P. Erickson	CEO	March 7, 2016
Signature of Officer	Title	Date

*If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Correction
Revised: 1-5-15